Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 27,	January 28,
	2008	2007
Net sales	$103,215	$105,981
Costs and expenses:
Cost of sales	(82,619)	(76,316)
Selling, general and administrative	(16,302)	(16,442)
Research and development	(4,238)	(4,720)
Gain on sale of facility	-	2,254
Operating income	56	10,757
Other expense, net	(568)	(284)
Income (loss) before income taxes and minority interest	(512)	10,473
Income tax provision	(1,873)	(1,312)
Income (loss) before minority interest	(2,385)	9,161
Minority interest	(955)	(1,304)
Net income (loss)	$(3,340)	$7,857

Earnings (loss) per share:
Basic	$(0.08)	$0.19
Diluted	$(0.08)	$0.17
Weighted average number of common shares
outstanding:
Basic	41,626	41,475
Diluted	41,626	51,361